As filed with the Securities and Exchange Commission on June 22, 2004.

Registration No. 333-113930

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CURAGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	06-1331400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

555 Long Wharf Drive, 11th Floor

New Haven, Connecticut 06511

(203) 401-3330

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JONATHAN M. ROTHBERG, Ph.D.

Chief Executive Officer, President and

Chairman of the Board

CuraGen Corporation

555 Long Wharf Drive, 11th Floor

New Haven, Connecticut 06511

(203) 401-3330

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

With a copy to:

Michael L. Fantozzi, Esquire

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING HOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

Subject to Completion, dated June 22, 2004

CURAGEN CORPORATION

$110,000,000 4% Convertible Subordinated Notes Due 2011

11,356,719 shares of common stock issuable upon conversion of the notes

This prospectus covers resales by selling holders of:

•	our 4% Convertible Subordinated Notes due 2011; and

•	our common stock into which the notes are convertible.

Interest on the notes is payable on August 15th and February 15th of each year, commencing on August 15, 2004. The notes will mature on February 15, 2011.

The notes are convertible by the holders of the notes into our common stock at any time prior to the close of business on the maturity date of the notes, unless previously redeemed or repurchased, at a conversion rate of 103.2429 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $9.69 per share of common stock.

We may not redeem the notes prior to February 18, 2009. Upon a Fundamental Change (as defined) of CuraGen, holders of the notes may be entitled to cause us to redeem all or part of their notes. On or after February 18, 2009, we may redeem all or part of the notes at the redemption prices specified in this prospectus under “Description of the Notes—Optional Redemption by CuraGen —Non-Provisional Redemption.”

The notes will be general unsecured obligations, subordinated in right of payment to all of our existing and future senior indebtedness. The notes will be effectively subordinated to all the indebtedness and other liabilities of our subsidiaries. The indenture governing the notes will not limit the incurrence by us or our subsidiaries of senior indebtedness or other indebtedness. As of December 31, 2003, we had approximately $151.5 million of debt.

We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the selling holders’ sale of their common stock.

Our common stock is traded on The Nasdaq National Market under the symbol “CRGN.” On June 21, 2004, the closing sale price of our common stock as quoted on The Nasdaq National Market was $5.58.

We have not applied for listing of the notes on any securities exchange or for the quotation through any automated quotation system. The notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) market.

Our address is CuraGen Corporation, 555 Long Wharf Drive, 11th Floor, New Haven, Connecticut 06511, and our telephone number is (203) 401-3330.

INVESTING IN THE NOTES OR OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

SEE “RISK FACTORS” BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2004

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling holders have authorized anyone to provide you with additional or different information. The selling holders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the front of the document and that information incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference. In this prospectus and any prospectus supplement, unless otherwise indicated, “we,” “us” and “our” refer to CuraGen Corporation, and its subsidiaries and do not refer to the selling holders.

We own or have rights to use trademarks or trade names that we use in conjunction with the operation of our business. CuraGen is a registered trade and service mark of ours. Trademarks of 454 Life Sciences Corporation mentioned in this prospectus are the property of 454 Life Sciences Corporation. All other trademarks or trade names referred to herein are the property of their respective owners.

i

SUMMARY

This summary highlights information about CuraGen Corporation. Because this is a summary, it may not contain all the information you should consider before investing in the notes or the common stock issuable upon their conversion. You should read this entire prospectus carefully.

CuraGen Corporation

We are a genomics-based pharmaceutical development company dedicated to improving the lives of patients by developing novel protein, antibody and small molecule therapeutics in the areas of oncology, inflammatory diseases, obesity and diabetes, and central nervous system disorders. Our pipeline of therapeutics is based on internally discovered targets from the human genome that we believe play a role in important mechanisms underlying disease. Currently we have one protein therapeutic in clinical development for cancer support and a preclinical pipeline of over 15 protein, antibody and small molecule projects.

We are striving to become profitable by commercializing a subset of therapeutics stemming from our development pipeline and establishing partnerships with pharmaceutical and biotechnology companies to develop and commercialize other therapeutics from our pipeline.

We have taken a systematic approach to identifying and validating the most promising therapeutic targets from the human genome that are both applicable and amenable to drug development. Our technology and expertise have been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Biogen, Inc., Genentech, Inc., GlaxoSmithKline, Inc., Hoffmann-La Roche Inc. and Pfizer Inc. We have established development alliances with Abgenix and Bayer, and our experienced preclinical and clinical teams are advancing our pipeline of products to meet critical unmet medical needs. Our leading product candidates include:

CG53135 for oncology support

In 2003, we became one of the first genomics companies to discover, validate, and successfully advance a novel therapeutic candidate from the human genome into Phase I clinical trials when we received U.S. Food and Drug Administration (“FDA”) clearance to begin testing CG53135 in patients. Currently CG53135 is in a Phase I trial in patients with oral mucositis. CG53135, also known as Fibroblast Growth Factor 20 (FGF-20), is a novel investigational protein therapeutic for the treatment of radiation or chemotherapy induced oral mucositis and inflammatory bowel disease. CG53135 promotes proliferation of epithelial and mesenchymal cells present in the mucosa lining the mouth and the remainder of a patient’s gastrointestinal tract.

CR002 for kidney inflammation

CR002 is a novel fully-human monoclonal antibody with the potential to treat a potentially common form of kidney inflammation. CR002 is designed to block the activity of platelet derived growth factor D, or PDGF-D, a target shown to play a role in kidney inflammation. CR002 is the most advanced fully-human monoclonal antibody stemming from our collaboration with Abgenix. The project is currently in preclinical development and we anticipate filing an investigational new drug application (“IND”) and initiating clinical trials of CR002. This molecule will be one of the first therapeutics aimed at treating a root cause of kidney inflammation.

In addition to our two leading product candidates, CuraGen has over 15 potential protein, antibody and small molecule therapeutics projects currently being evaluated in animal studies or being scaled-up for animal studies. Many of the INDs that we anticipate filing in the future will be identified from these projects.

We began operations in 1993, when the massive undertaking to sequence the human genome was just beginning. Our strategy was based on discovering novel ways to combat disease through an understanding of how genes and their resulting proteins function within the human genome. We developed an integrated genomics, proteomics and bioinformatics technology platform that has been used to analyze the human genome, disease models, marketed therapeutics and therapeutic candidates. We are a leader in the emerging field of systems biology completing the world’s first comprehensive protein interaction map for a multicellular organism, Drosophila melanogaster. That achievement was featured on the cover of and published in the December 5, 2003 edition of Science. We also were the first to complete a proteomics map of a eukaryotic organism, yeast (Saccharomyces cerevisiae). That achievement was featured on the cover of and published in the February 10, 2000 edition of Nature.

To enable us to focus on our pipeline, in 2000, we established a technology subsidiary, 454 Life Sciences Corporation (“454”), in which we have a 66% ownership stake. 454 is developing novel, nanoscale instrumentation and technologies for rapidly and comprehensively determining the nucleotide sequence — “whole genome sequencing” — of entire genomes. 454’s proprietary technology is expected to have widespread applications in industrial processes, agriculture, animal health, biodefense, human health care, including drug discovery and development, and disease diagnosis.

We were incorporated in Delaware in November 1991. Our principal executive offices are located at 555 Long Wharf Drive, 11th Floor, New Haven, Connecticut 06511. Our telephone number is (203) 401-3330. We maintain a web site on the Internet at http://www.curagen.com.

The Offering

Issuer	CuraGen Corporation

Notes Offered	$110.0 million aggregate principal amount of 4.0% Convertible Subordinated Notes due February 15, 2011.

Issue Price	The notes have been issued at a price of 100% of the principal amount of the notes, which is $1,000 per note, plus accrued interest, if any, from February 17, 2004.

Maturity Date	February 15, 2011, unless earlier redeemed, repurchased or converted.

Ranking	The notes are general unsecured obligations of CuraGen. The notes are subordinated in right of payment to all of our existing and future senior indebtedness and are effectively subordinated to the indebtedness and other liabilities of our subsidiaries. We may incur senior indebtedness or other debt under the indenture.

Interest	The notes bear interest at an annual rate of 4.0% on the principal amount from February 17, 2004 payable semi-annually in arrears in cash on February 15 and August 15 of each year, beginning on August 15, 2004, to the holders of record at 5:00 p.m., New York City time, on the preceding February 1 and August 1, respectively. Interest will be computed semi-annually on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights	Holders may convert their notes into shares of our common stock at a conversion rate of 103.2429 shares of common stock for each $1,000 principal amount of notes, which represents an initial conversion price of approximately $9.69 per share. The conversion rate, and thus also the conversion price, are subject to adjustment under certain circumstances.

The notes are convertible at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased the notes.

Upon any conversion, a holder will not receive any cash payment representing accrued and unpaid interest or additional amounts, if any.

Sinking Fund	No sinking fund is provided for the notes.

Optional Redemption	We may redeem for cash all or a portion of the notes at any time:

•      during the period commencing on February 18, 2009 to and including February 14, 2010, at a redemption price equal to 101.143% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the redemption date; and

• beginning on February 15, 2010, at a redemption price equal to 100.571% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Fundamental Change	Each holder of the notes may require us to repurchase all or any part of the holder’s notes at 100% of their principal amount plus accrued and unpaid interest (including additional amounts), if any, in certain circumstances involving a fundamental change. The repurchase price is payable in:

• cash; or

•      at our option, subject to the satisfaction of certain conditions, in common stock. The number of shares of common stock will equal the repurchase price divided by 95% of the average of the closing sale prices of the common stock for the five trading days immediately preceding the second trading day prior to the fundamental change purchase date.

Registration Rights	We agreed to file with the SEC within 90 calendar days after the original issuance of the notes, and to use our reasonable best efforts to cause to become effective within 210 calendar days after the original issuance of the notes, a shelf registration statement with respect to the resale of the notes and the shares of common stock issuable upon conversion of the notes. If such registration statement has not become effective within the required time period, we may be required to pay additional amounts to holders of the notes or to issue an additional number of shares of common stock upon conversion of the notes.

Book-Entry Form	The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, DTC, and registered in the name of the nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Transfer Restrictions and Absence of a Public Market

The original issuance of the notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and are subject to certain restrictions on transfer.

The notes are new securities and currently there is no established market for the notes. We cannot assure holders that any active or liquid market will develop for the notes.

Trading	Prior to the registration with the SEC, the notes are eligible for trading on the PORTAL market.

Nasdaq Symbol	The trading symbol for our common stock is “CRGN.”

Use of Proceeds	We will not receive any proceeds from the sale of the notes and the common stock into which the notes are convertible by the selling holders.

Lockup	Each of the Company, its executive officers and its directors entered into standard 90-day lock-up agreements with the initial purchaser.

RISK FACTORS

Investing in our notes or common stock is very risky. You should be able to bear a complete loss of your investment. This prospectus, including the documents incorporated by reference, contains forward-looking statements that involve risks or uncertainties. Actual events or results may differ materially from those discussed in this prospectus and in the documents incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, the factors discussed below as well as those discussed elsewhere in this prospectus and in the documents incorporated by reference.

Risks Related to Our Business

Because our business strategy is still largely untested, we do not know whether we will be able to commercialize any of our products or to what extent we will generate revenue or become profitable.

We do not know whether we can implement our business strategy successfully because we are in the early stages of development. Initially, we set out to find as many genes and their related functions as possible and are now using that information to develop our own therapeutic products. This strategy is largely untested. Other companies first target particular diseases and try to find cures for them, have a limited number of genes and proteins of potential therapeutic interest, or rely on other more proven strategies. If our strategy does not result in the development of products that we can commercialize, we will be unable to generate revenue. We have not completed development of any product based on our genomics research. Although our first potential product has entered clinical trials, we cannot be certain that this or any future products will receive marketing approval. If we are unable to commercialize products, we may not be able to recover our investment in our product development efforts.

Because clinical trials for our products will be expensive and protracted and their outcome is uncertain, we must invest substantial amounts of time and money that may not yield viable products.

Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any product, we must demonstrate through laboratory, animal and human studies that such product is both effective and safe for use in humans. We will incur substantial expense for, and devote a significant amount of time to, these studies.

Completion of clinical trials may take many years. The length of time required varies substantially according to the type, complexity, novelty and intended use of the product candidate. The FDA monitors the progress of each phase of testing, and may require the modification, suspension, or termination of a trial if it is determined to present excessive risks to patients. Our rate of commencement and completion of clinical trials may be delayed by many factors, including:

•	our inability to manufacture sufficient quantities of materials for use in clinical trials;

•	variability in the number and types of patients available for each study, as well as the difficulty in enrolling patients in each study;

•	difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

•	unforeseen safety issues or side effects;

•	poor or unanticipated effectiveness of products during the clinical trials;

•	institutional review board delays at institutions assisting us with our clinical trials; and

•	government or regulatory delays.

Studies that we conduct, or studies which third parties conduct on our behalf, may not demonstrate sufficient effectiveness and safety to obtain the requisite regulatory approvals for these or any other potential products. Regulatory authorities may not permit us to undertake any additional clinical trials. The clinical trial process may be accompanied by substantial delay and expense and there can be no assurance that the data generated in these studies ultimately will be sufficient for marketing approval by the FDA.

We have only one product in clinical development and our other products are in preclinical development. None of these products may demonstrate sufficient effectiveness or safety to obtain the requisite regulatory approvals required for initiation or continuation of clinical studies or obtaining marketing approval.

Because we have limited experience in developing, commercializing and marketing products, we may be unsuccessful in our efforts to do so.

Currently, we are developing several potential pharmaceutical products, and such products will require significant research and development and preclinical testing, and will require extensive clinical testing prior to our submitting any regulatory application for their commercial use. Although we are conducting human studies with respect to one product, we have limited experience with these activities and may not be successful in developing or commercializing these or other products. These activities, if undertaken without the collaboration of others, will require the expenditure of significant funds. Such potential pharmaceutical products will be subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. Before we can commercialize a product, we must rigorously test the product in the laboratory and complete extensive human studies. Even if we complete such studies, our ability to develop and commercialize products will depend on our ability to:

•	complete laboratory testing and human studies;

•	obtain and maintain necessary intellectual property rights to our products;

•	obtain and maintain necessary regulatory approvals related to the efficacy and safety of our products;

•	enter into arrangements with third parties to manufacture our products on our behalf; and

•	deploy sales and marketing resources effectively or enter into arrangements with third parties to provide these functions.

As a result of these possibilities, we may not be able to develop through our research and development activities any commercially viable products. We cannot be certain that expenses for testing and study will yield profitable products or even products approved for marketing by the FDA. If we are not successful in identifying products that we can develop commercially, we may be unable to recover the large investment we have made in research, development and manufacturing. In addition, should we choose to develop pharmaceutical products internally, we will have to make significant investments in pharmaceutical product development, marketing, sales and regulatory compliance resources, and we will have to establish or contract for the manufacture of products under the current good manufacturing practices (“cGMPs”) of the FDA. Any potential products developed by our licensees will be subject to the same risks.

We do not have any marketed products. If we develop products that can be marketed, we intend to market the products either independently or together with collaborators or strategic partners. If we decide to market any products independently, we will incur significant additional expenditures and commit significant additional management resources to establish a sales force. For any products that we market together with partners, we will rely, in whole or in part, on the marketing capabilities of those parties. We may also contract with third parties to market certain of our products. Ultimately, we and our partners may not be successful in marketing our products.

We depend on a limited number of suppliers and depend on them to manufacture and supply critical components of our development and clinical programs.

Currently, we contract with third-party manufacturers or develop products with partners and use the partners’ manufacturing capabilities. As we use others to manufacture our products, we depend on those parties to comply with cGMPs, and other regulatory requirements and to deliver materials on a timely basis. These parties may not perform adequately. Any failures by these third parties may delay our development of products or the submission of these products for regulatory approval.

We depend on third-party research organizations to design and conduct our laboratory testing and human studies. If we are unable to obtain any necessary testing services on acceptable terms, we may not complete our product development efforts in a timely manner. As we rely on third parties for laboratory testing and human studies, we may lose some control over these activities and become too dependent upon these parties. These third parties may not complete testing activities on schedule or when we request.

Because neither we nor any of our collaborative partners have received marketing approval for any product resulting from our research and development efforts, and may never be able to obtain any such approval, we may not be able to generate any product revenue.

All the products being developed by our collaborative partners also will require additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales. In some cases, the length of time that it takes for our collaborative partners to achieve various regulatory approval milestones may affect the payments that we are eligible to receive under our collaboration agreements. We and our collaborative partners may need to address a number of technical challenges successfully in order to complete development of our products. Moreover, these products may not be effective in treating any disease or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

We may be unable to manufacture or obtain sufficient quantities of our products and ensure their proper performance and quality.

Biopharmaceuticals must be produced under the cGMPs of the FDA. We do not have facilities capable of manufacturing drug products under cGMPs and must outsource any such production. We are devoting resources to establishing our own manufacturing capabilities to support development and preclinical activities and are contracting with third-party vendors for the manufacture of materials for use in humans. We may be unable to contract successfully for cGMPs manufacture of any products and may be unable to obtain required quantities of our products economically. We may not be able to obtain capacity to produce a sufficient amount of commercial product to meet our commercial and clinical development needs. Failure to meet the demand for product may adversely affect our ability to continue to market the product.

Compliance with government regulation is critical to our business and failure to satisfy regulatory requirements could impair our business.

Prior to the marketing of any new drug developed by us, or by our collaborators, that new drug must undergo an extensive regulatory review process in the United States and other countries. This regulatory process, which includes preclinical and clinical studies, as well as post-marketing surveillance to establish a compound’s safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from such studies are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if the FDA approves our products, we will still need to obtain institutional review board approval, which may involve additional delays. The rate of completion of clinical trials depends upon, among other factors, the enrollment of patients. Patient enrollment is a function of many factors, including:

•	timing and restriction of institutional review board approval;

•	the size of the patient populations;

•	proximity of patients to clinical sites;

•	eligibility criteria for the study;

•	time commitment of a patient to the study; and

•	existence of competitive clinical trials.

We have not had any of our product candidates receive approval for commercialization in the United States or elsewhere. Neither we nor our collaborators may be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure by us or our collaborators to obtain required governmental approvals will delay or preclude our collaborators or us from marketing drugs developed with us or limit the commercial use of such products and could have a material adverse effect on our business, financial condition and results of operations. Even where a product is exempted from FDA clearance or approval, the FDA may impose restrictions as to the types of customers to which we can market and sell our products. Such restrictions may materially and adversely affect our business, financial condition and results of operations.

In addition, the FDA may condition marketing approval on the conduct of specific post-marketing studies to further evaluate safety and efficacy. Rigorous and extensive FDA regulation of pharmaceutical products continues after approval, particularly with respect to compliance with cGMPs reporting of adverse effects, advertising, promotion and marketing. Discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions, any of which could materially adversely affect our business.

We must obtain regulatory approval by governmental agencies in other countries prior to commercialization of our products in those countries. Foreign regulatory systems may be just as rigorous, costly and uncertain as in the United States.

We rely significantly on our collaborative partners, and our business could be harmed if we are unable to maintain strategic alliances.

As part of our business strategy, we have strategic research and development alliances with companies to gain access to specific technologies. These alliances with other pharmaceutical and biotechnology companies may provide us with access to unique technologies, access to capital, near-term revenues, milestone and/or royalty payments, and potential profit sharing arrangements. In return, we provide access to unique technologies, expertise in genomics, and information on the molecular basis of disease, drug targets, and drug candidates. To date, we have entered into significant strategic alliances with Abgenix and Bayer, in addition to numerous smaller agreements to facilitate these efforts. In these strategic alliances, either party can terminate the agreement at any time the alliance permits them to or if either party materially breaches the contract. We may not be able to maintain or expand existing alliances or establish any additional alliances. If any of our existing collaborators were to breach, terminate or not renew their agreements with us or otherwise fail to conduct activities successfully and in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs may be delayed or terminated.

We depend on attracting and retaining key employees.

We are highly dependent on the principal members of our management and scientific staff, including Jonathan M. Rothberg, Ph.D., our Chief Executive Officer, President and Chairman of the Board; David M. Wurzer, Executive Vice President and Chief Financial Officer; Christopher K. McLeod, Executive Vice President; Timothy M. Shannon, M.D., Executive Vice President and Chief Medical Officer; and Richard F. Begley, Ph.D., President and Chief Executive Officer of 454. The loss of services of any of these personnel could materially adversely affect our business, financial condition and results of operations. We entered into employment agreements with all of the principal members of our management and scientific staff that bind them to a specific term of employment. We maintain key person life insurance on the life of Dr. Rothberg in the amount of $2.0 million. Our future success also will depend in part on the continued services of our key scientific and management personnel and our ability to attract, hire and retain additional personnel. There is intense competition for such qualified personnel and there can be no assurance that we will be able to continue to attract and retain such personnel. Failure to attract and retain key personnel could materially, adversely affect our business, financial condition and results of operations.

We depend on academic collaborators, consultants and scientific advisors.

We have relationships with collaborators and consultants at academic and other institutions who conduct research at our request. These collaborators and consultants are not our employees. Substantially all of our collaborators and consultants are employed by employers other than us and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. As a result, we have limited control over their activities and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities. Our ability to discover genes and biological pathways involved in human disease and commercialize products based on those discoveries may depend in part on continued collaborations with researchers at academic and other institutions. We may not be able to negotiate additional acceptable collaborations with collaborators or consultants at academic and other institutions.

Our academic collaborators, consultants and scientific advisors may have relationships with other commercial entities, some of which could compete with us. Our academic collaborators, consultants and scientific advisors sign agreements which provide for confidentiality of our proprietary information and of the results of studies. We may not be able to maintain the confidentiality of our technology and other confidential information in connection with every academic collaboration or advisory arrangement, and any unauthorized dissemination of our confidential information could materially adversely affect our business, financial condition and results of operations. Further, any such collaborator, consultant or advisor may enter into an employment agreement or consulting arrangement with one of our competitors.

Competition in our field is intense and likely to increase.

We face, and will continue to face, intense competition from one or more of the following entities:

•	biotechnology companies;

•	pharmaceutical companies;

•	academic and research institutions; and

•	government agencies.

We also are subject to significant competition from organizations that are pursuing approaches, technologies and products that are the same as, or similar to, our technology and products. Many of the organizations competing with us have greater capital resources, research and development staffs and facilities and marketing capabilities. In addition, research in the field of genomics, protein therapeutics, and fully-human antibodies generally is highly competitive. Our competitors include:

•	Human Genome Sciences, Inc.;

•	Genentech, Inc.;

•	ZymoGenetics, Inc.;

•	Amgen, Inc.;

•	Incyte Pharmaceuticals, Inc.;

•	major biotechnology and pharmaceutical companies; and

•	universities and other non-profit research organizations.

A number of organizations are attempting to rapidly identify and patent genes and gene fragments sequenced at random, typically without specific knowledge of the function of such genes or gene fragments. If our competitors discover or characterize important genes or gene fragments before we do, it could adversely affect our ability to commercialize our products. We expect that competition in genomics research, protein therapeutics, and therapeutic antibodies will intensify as technical advances are made and become more widely known. In addition, a number of competitors are producing proteins from genes and claiming both the proteins as potential therapeutics as well as claiming antibodies against these proteins. In many cases generic antibody claims are being issued by the United States Patent and Trademark Office (“USPTO”) even though competitors have not actually made antibodies against the protein of interest, or do not have cellular, animal, or human data to support the use of these antibodies as therapeutics. These claims on proteins as therapeutics and these claims covering all antibodies against the proteins and methods of use in broad human indications are being filed at a rapid rate, and some number of these claims have issued and may continue to issue. In addition, purified proteins, therapeutic data, and antibodies, including polyclonal antibodies, mouse monoclonal antibodies and, in some cases, fully-human monoclonal antibodies, are being generated against a large number of targets within the human genome. All of these activities may make it difficult to commercialize products, or, if licenses are made available, may make the royalty burden on these products so high as to prevent commercial success.

We may engage in acquisitions that are unsuccessful.

In the future, we may engage in acquisitions in order to exploit technology or market opportunities. We are not experienced in acquiring and integrating new businesses. If we acquire another company, we may not be able to integrate the acquired business successfully into our existing business in a timely and non-disruptive manner or at all. Furthermore, an acquisition may not produce the revenues, earnings or business synergies that we anticipate. If we fail to integrate the acquired business effectively or if key employees of that business leave, the anticipated benefits of the acquisition would be jeopardized. The time, capital management and other resources spent on an acquisition that fails to meet our expectations could cause our business and financial condition to be materially and adversely affected. In addition, acquisitions can involve material non-recurring charges and amortization of significant amounts of non-cash acquisition costs that could adversely affect our results of operations.

If our patent applications do not result in issued patents, then our competitors may obtain rights to commercialize our discoveries.

Our business and competitive position depends on our ability to protect our products, processes and technologies. We continually file patent applications for our proprietary methods, novel uses of genes, and our development products. As of the date of this report, we had approximately 790 patent applications pending covering novel genes and gene transcripts, as well as our products, processes and technologies with the USPTO, and had filed numerous corresponding international and foreign patent applications. As of the date of this report, we had been issued 50 patents with respect to aspects of our gene portfolio, products, processes and technologies.

Our commercial success also depends in part on obtaining patent protection on genes and proteins for which we or our collaborators discover utility and on products, methods and services based on such discoveries. We have applied for patent protection on novel genes and proteins, novel mutants of known genes and their uses, partial sequences of novel proteins and their gene sequences and uses, and novel uses for previously identified genes discovered by third parties. We have applied for patents on antibodies against the proteins we have discovered, as well as seek or have our partners seek patent protection on the antibodies we produce against these proteins. We have sought and intend to continue to seek patent protection for novel uses for genes and proteins and therapeutic antibodies that may have been patented by third parties. In such cases, we would need a license from the holder of the patent with respect to such gene or protein in order to make, use or sell such gene or protein for such use. We may not be able to acquire such licenses on commercially reasonable terms, if at all. Our patent application filings that result from the identification of genes associated with the cause or effect of a particular disease generally seek to protect the genes and the proteins encoded by such genes as well as antibodies raised against these gene products. We also seek patent protection for our therapeutic, diagnostic and drug screening methods and products.

In 2001, the USPTO issued new guidelines for patent applications reflecting the USPTO’s current policy regarding statutory written description and utility requirements for patentability. The implementation of these new guidelines may cause the USPTO initially to reject some of our pending new gene and protein patent applications. There is no guarantee that the USPTO will approve them. We strive especially to gain issued patents for our commercially important genes and proteins.

The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including us, are generally uncertain and involve complex legal and factual questions. Our patent applications may not protect our products, processes and technologies because of the following reasons:

•	there is no guarantee that any of our pending patent applications will result in additional issued patents;

•	we may develop additional proprietary technologies that are not patentable;

•	there is no guarantee that any patents issued to us or our collaborative customers will provide a basis for commercially viable products;

•	there is no guarantee that any patents issued to us or our collaborative customers will provide us with any competitive advantages;

•	there is no guarantee that any patents issued to us or our collaborative customers will not be challenged or circumvented or invalidated by third parties; and

•	there is no guarantee that any patents issued to others will not have an adverse effect on our ability to do business.

In addition, patent law relating to the scope of claims in the technology fields in which we operate is still evolving. The degree of future protection for our proprietary rights is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of our technologies, or, if patents are issued to us, design around the patented technologies developed by us. In addition, we could incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties or if we initiate such suits.

The issuance of patents may not provide us with sufficient protection.

We may not be able to obtain further patents for our products, processes and technologies, or, if we are able to obtain further patents, these patents may not provide us with substantial protection or be commercially beneficial. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. A patent could be challenged by litigation and, if the outcome of such litigation were adverse to the patent holder, competitors could be free to use the subject matter covered by the patent, or the patent holder may license the technology to others in settlement of such litigation. The invalidation of key patents owned by or licensed to us or non-approval of pending patent applications could increase competition, and materially adversely affect our business, financial condition and results of operations. In addition, any application or exploitation of our technology could infringe patents or proprietary rights of others and any licenses that we might need as a result of such infringement might not be available to us on commercially reasonable terms, if at all. Third parties have indicated to us that they believe we may be required to obtain a license in order to perform certain processes that we use in the conduct of our business or in order to market potential drugs we have in development.

We cannot predict whether our or our competitors’ pending patent applications will result in the issuance of valid patents. Litigation, which could result in substantial cost to us, also may be necessary to enforce our patent and proprietary rights and/or to determine the scope and validity of others’ proprietary rights. We may participate in interference proceedings that may in the future be declared by the USPTO to determine priority of invention, which could result in substantial cost to us. The outcome of any such litigation or interference proceeding might not be favorable to us, and we might not be able to obtain licenses to technology that we require or that, if obtainable, we could license such technology at a reasonable cost.

The public availability of genomic sequence information or other sequence information prior to the time we apply for patent protection on a corresponding full-length or partial gene could adversely affect our ability to obtain patent protection with respect to such gene or gene sequences. In addition, certain other groups are attempting to rapidly identify and characterize genes through the use of gene expression analysis and other technologies. To the extent any patents issue to other parties on such partial or full-length genes or uses for such genes, the risk increases that the sale of potential products, including therapeutics, or processes developed by us or our collaborators may give rise to claims of patent infringement. Others may have filed and in the future are likely to file patent applications covering genes or gene products or antibodies against the gene products that are similar or identical to our products. Any such patent application may have priority over our patent applications. Any legal action against us or our collaborators claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our collaborators to obtain a license in order to continue to manufacture or market the affected products and processes or could enjoin us from continuing to manufacture or market the affected products and processes. There can be no assurance that we or our collaborators would prevail in any such action or that any license required under any such patent would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in such litigation, it could consume a substantial portion of our managerial and financial resources.

There is substantial uncertainty concerning the extent to which supportive data will be required for issuance of patents for human therapeutics. If data additional to that available to us is required, our ability to obtain patent protection could be delayed or otherwise adversely affected. Although the USPTO issued new utility guidelines in July 1995 that address the requirements for demonstrating utility for biotechnology inventions, particularly for inventions relating to human therapeutics, there can be no assurance that the USPTO examiners will follow such guidelines or that the USPTO’s position will not change with respect to what is required to establish utility for gene sequences and products and methods based on such sequences.

We cannot be certain that our security measures will protect our proprietary technologies.

We also rely upon trade secret protection for some of our confidential and proprietary information that is not subject matter for which patent protection is being sought. We have developed a database of proprietary gene expression patterns and biological pathways which we update on an ongoing basis and which can be accessed over the Internet. We have taken security measures to protect our proprietary technologies, processes, information systems and data and continue to explore ways to enhance such security. Such measures, however, may not provide adequate protection for our trade secrets or other proprietary information. While we require employees, academic collaborators and consultants to enter into confidentiality and/or non-disclosure agreements where appropriate, any of the following could still occur:

•	proprietary information could be disclosed;

•	others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology; or

•	we may not be able to meaningfully protect our trade secrets.

We depend upon our ability to license technologies.

We may have to acquire or license certain components of our technologies or products from third parties. We may not be able to acquire from third parties or develop new technologies, either alone or with others. Failure to license or otherwise acquire necessary technologies could materially adversely affect our business, financial condition and results of operations.

The 454 Life Sciences technology platform is in development and the early stages of commercialization.

The technology platform of 454, our majority-owned subsidiary (see “Business – 454 Life Sciences Corporation”), is still in development and 454 has not had significant sales of its services or products. 454 may not be able to continue to successfully develop or commercialize the 454 technology platform. The success of commercialization of the 454 technology platform depends on many factors, including:

•	the acceptance of 454’s technology in the market place;

•	technical performance of 454’s platform in relation to existing technologies;

•	454’s ability to obtain key components for the manufacture of the 454 instrument and reagents from suppliers; and

•	454’s ability to obtain licenses to resell reagents for use in the 454 instrument, if required.

454 is subject to competition from organizations that have developed or are developing technologies and products to service 454’s potential customers.

Many of the organizations competing with 454 potentially have greater capital resources, research and development staffs and facilities and marketing capabilities. 454’s potential competitors include:

•	Applied Biosystems;

•	Amersham Biosciences;

•	Affymetrix;

•	Perlegen; and

•	other companies recently formed or soon to be funded to develop whole genome sequencing technologies.

We believe that the future success of 454 will depend in large part on our ability to maintain a competitive position in instruments for the high throughput nucleic acid sequencing field. Before we recover development expenses for our products or technologies, such products or technologies may become obsolete as a result of technological developments by us or others. Our products could also be made obsolete by new technologies which are less expensive or more effective. We may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies. A market for the high throughput nucleic acid sequencing field may not be sufficient to generate revenues significant enough for 454 to achieve profitability.

We could be liable for any failure to comply with hazardous product regulations.

Our research and development activities involve the controlled use of hazardous materials and chemicals. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any liability could exceed our resources.

Risks Related to Our Financial Results

We have a history of operating losses and expect to incur losses in the future.

We have incurred losses since inception, principally as a result of research and development and general and administrative expenses in support of our operations. We anticipate incurring additional losses over the next several years as we focus our resources on prioritizing, selecting and advancing our most promising drug candidates. We may never be profitable or achieve significant revenues. For example, we experienced net losses of $74.5 million in 2003, $90.4 million in 2002 and $42.9 million in 2001, and as of December 31, 2003 had an accumulated deficit of $289.5 million.

Our quarterly operating results have fluctuated greatly and may continue to do so.

Our operating results have fluctuated on a quarterly basis. We expect that losses will continue to fluctuate from quarter to quarter and that these fluctuations may be substantial. Our results of operations are difficult to predict and may fluctuate significantly from period to period, which may cause our stock price to decline and result in losses to investors. Some of the factors that could cause our operating results to fluctuate include:

•	changes in the demand for our services;

•	the nature, pricing and timing of products and services provided to our collaborators;

•	our ability to compete effectively in our therapeutic discovery and development efforts against competitors that have greater financial or other resources or drug candidates that are in further stages of development;

•	acquisition, licensing and other costs related to the expansion of our operations;

•	losses and expenses related to our investments;

•	regulatory developments or changes in public perceptions relating to the use of genetic information and the diagnosis and treatment of disease based on genetic information;

•	regulatory actions and changes related to the development of drugs;

•	changes in intellectual property laws that affect our patent rights;

•	payments of milestones, license fees or research payments under the terms of our external alliances and collaborations and our ability to monitor and enforce such payments; and

•	the timing of intellectual property licenses that we may enter.

We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, fluctuations in quarterly results could affect the market price of our common stock in a manner unrelated to our long-term operating performance.

The market price of our common stock is highly volatile.

The market price of our common stock has fluctuated widely and may continue to do so. For example, during fiscal year 2003, the closing sale price of our stock ranged from a high of $7.70 per share to a low of $3.17 per share. Many factors could cause the market price of our common stock to rise and fall. These factors include:

•	variations in our quarterly operating results;

•	announcements of technological innovations, clinical results, or new products by us or our competitors;

•	introduction of new products or new pricing policies by us or our competitors;

•	acquisitions or strategic alliances by us or others in our industry;

•	announcement by the government or other agencies regarding the economic health of the United States and the rest of the world;

•	the hiring or departure of key personnel;

•	changes in market valuations of companies within the biotechnology industry; and

•	changes in estimates of our performance or recommendations by financial analysts.

We have a large amount of debt and our debt service obligations may prevent us from taking actions that we would otherwise consider to be in our best interests.

As of June 1, 2004, we had total consolidated debt of $241.5 million; and for the year ended December 31, 2003, we had a deficiency of earnings available to cover fixed charges of $80.6 million. A variety of uncertainties and contingencies will affect our future performance, many of which are beyond our control. We may not generate sufficient cash flow in the future to enable us to meet our anticipated fixed charges, including our debt service requirements with respect to our notes that we sold in February 2000, February 2004 and March 2004. At June 1, 2004, $240.0 million of those notes remained outstanding. The following table shows, as of June 1, 2004, the remaining aggregate amount of our interest payments due in each of the years listed (in millions):

Year	Aggregate Interest
2004	$6.1
2005	12.2
2006	12.2
2007	8.3
2008	4.4
Thereafter	11.0

Our substantial leverage could have significant negative consequences for our future operations, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our expected cash flow to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including working capital and capital expenditures;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; or

•	placing us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

Our debt investments are impacted by the financial viability of the underlying companies.

We have a diversified portfolio of investments of which $196.6 million at December 31, 2003 were invested in US Treasuries and debt investments that are sponsored by the US Government. Our corporate fixed-rate debt investments comply with our policy of investing in only investment-grade debt instruments. The ability for the debt to be repaid upon maturity or to have a viable resale market is dependent, in part, on the financial success of the underlying company. Should the underlying company suffer significant financial difficulty, the debt instrument could either be downgraded or, in the worst case, our investment could be worthless. This would result in our losing the cash value of the investment and incurring a charge to our statement of operations.

We may need to raise additional funding, which may not be available on favorable terms, if at all.

We believe that we have sufficient capital to satisfy our capital needs for at least the next twenty-four months. However, our future funding requirements will depend on many factors and we anticipate that, at some future point, we will need to raise additional capital to fund our business plan and research and development efforts on a going-forward basis. To the extent that we need to obtain additional funding, the amount of additional capital we would need to raise would depend on many factors, including:

•	the number, breadth and progress of our research, product development and clinical programs;

•	our ability to establish and maintain additional collaborations;

•	the progress of our collaborators;

•	our costs incurred in enforcing and defending our patent claims and other intellectual property rights; and

•	the costs and timing of obtaining regulatory approvals for any of our products.

We expect that we would raise any additional capital we require through public or private equity offerings, debt financings or additional collaborations and licensing arrangements. We cannot be certain that in the future these sources of liquidity will be available when needed or that our actual cash requirements will not be greater than anticipated. In appropriate strategic situations, we may seek financial assistance from other sources, including contributions by others to joint ventures and other collaborative or licensing arrangements for the development and testing of products under development. If we raise additional capital by issuing equity securities, the issuance of such securities would result in ownership dilution to our stockholders. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, or to grant licenses on unfavorable terms. The relinquishing of rights or granting of licenses on unfavorable terms could materially adversely affect our business, financial condition and results of operations. If adequate funds are not available, our business, financial condition and results of operations would be materially adversely affected. However, should we be unable to obtain future financing either through the methods described above or through other means, we may be unable to meet the critical objective of our long-term business plan, which is to successfully develop and market pharmaceutical products. If we require additional capital at a time when investment in biotechnology companies such as ours, or in the marketplace in general, is limited due to the then prevailing market or other conditions, we may not be able to raise such funds at the time that we desire or any time thereafter.

Risks Related to Our Convertible Debt and Our Common Stock into which Our Debt is Convertible

We have significant leverage as a result of the sales of our debt in 2000 and 2004.

In February 2000, in connection with the sale of our 6% convertible subordinated debentures due in 2007, we incurred $150.0 million of indebtedness. In February 2004, we repurchased $20.0 million of these debentures, for total consideration of $20.0 million, plus accrued interest of $0.05 million to the date of repurchase. As a result of the remaining indebtedness of $130.0 million, our interest payment obligations amount to $7.8 million per year.

In February 2004, in connection with the sale of our 4% convertible subordinated notes due in 2011, we incurred an additional $100.0 million of indebtedness. As a result of this indebtedness, our interest payment obligations amount to $4.0 million per year. In addition, on March 16, 2004, the initial purchasers exercised their option to purchase an additional $10.0 million of 4% convertible subordinated notes due 2011, providing us with additional net proceeds of approximately $9.7 million.

The degree to which we are leveraged could adversely affect our ability to obtain further financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend upon our future performance, which may be subject to the financial, business and other factors affecting our operations, many of which are beyond our control.

These notes are effectively subordinated to all of our secured indebtedness and all indebtedness of our subsidiaries. These notes are our general unsecured obligations and are not guaranteed by any of our subsidiaries. Accordingly, these notes are effectively subordinated to all of our current and future secured indebtedness to the extent of the assets securing the indebtedness. Furthermore, our right to receive any distribution of assets of any subsidiary upon that subsidiary’s liquidation, reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent we also are recognized as a creditor of that subsidiary. As a result, these notes are effectively subordinated to the claims of such creditors.

There are no restrictive covenants in our indentures relating to our ability to incur future indebtedness.

The indentures governing our notes due in 2007 and 2011 do not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We may therefore incur additional debt, including secured indebtedness senior to these notes. As part of our growth strategy, we potentially may use proceeds from the 2004 offering to finance future acquisitions of complementary businesses or technologies, which may cause us or our subsidiaries to incur significant indebtedness to which these notes would be subordinate.

These notes are obligations exclusively of CuraGen Corporation. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on these notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our debt service obligations may adversely affect our cash flow.

A higher level of indebtedness increases the risk that we may default on our debt obligations. We cannot be certain that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. If we are unable to generate sufficient cash flow to pay the interest on our debt, we may have to delay or curtail our research and development programs.

The level of our indebtedness among other things, could:

•	make it difficult for us to make payments on our notes;

•	make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	make us more vulnerable in the event of a downturn in our business.

Our ability to repurchase notes, if required, with cash upon a change in control or fundamental change may be limited.

In certain circumstances involving a change in control, we may be required to repurchase some or all of the notes due 2007. In certain circumstances involving a fundamental change, we may be required to repurchase some or all of the notes due 2011. We cannot be certain that we will have sufficient financial resources at such time or would be able to arrange financing to pay the repurchase price of the notes. Our ability to repurchase the notes in such event may be limited by law, by the indenture and by such indebtedness and agreements as may be entered into, replaced, supplemented or amended from time to time.

Securities we issue to fund our operations could cause dilution to our stockholders’ ownership.

The conversion of our notes into shares of common stock will dilute the ownership interest of our current stockholders. We may decide to raise additional funds through a public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of current stockholders, including the ownership that holders of the notes would have upon conversion, will be reduced, and the new equity securities may have rights prior to those of the common stock issuance upon conversion of the notes. We may not obtain sufficient financing on terms that are favorable to existing stockholders and us.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements relate to future events or our future financial performance. Generally, these statements can be identified by the use of terms such as “estimate,” “project,” “plan,” “intend,” “expect,” “believe,” “anticipate,” “should,” “may,” “will,” and similar expressions. or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” that may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the “Risk Factors” section, in additional to the other information set forth in this prospectus and the documents incorporated by reference herein.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statement to actual results.

DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

(in thousands)

The following table sets forth our historical deficiency of earnings available to cover fixed charges for each of our five most recent fiscal years and our pro forma deficiency of earnings available to cover ratio of earnings to fixed charges for the year ended December 31, 2003. The “pro forma” information for the year ended December 31, 2003 reflects our issuance of $110,000,000 of 4% Convertible Subordinated Notes Due 2011, as if these events had occurred as of January 1, 2003.

	Pro Forma Year Ended December 31, 2003	Year ended December 31,
		2003	2002	2001	2000	1999
Deficiency of earnings available to cover fixed charges (1) (2)	$(80,634)	$(80,634)	$(95,793)	$(47,968)	$(28,706)	$(25,763)

(1)	Earnings were inadequate to cover fixed charges. We needed additional earnings, as indicated by the deficiency of earnings available to cover fixed charges for each of the periods presented above, to achieve a ratio of earnings to fixed charges of 1.0x.

(2)	The deficiency of earnings available to cover fixed charges is computed by subtracting fixed charges from earnings before income taxes and minority interest plus fixed charges. Fixed charges consist of interest expense plus that portion of net rental expense deemed representative of interest.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the notes or the common stock into which the notes are convertible by the selling holders. All proceeds will be for the account of the selling holders, as described below. See “Selling Holders” and “Plan of Distribution.”

DESCRIPTION OF NOTES

We issued the notes under an indenture dated as of February 17, 2004, which we refer to as the indenture, between us, as issuer, and The Bank of New York, a New York banking corporation, as trustee. Initially, the trustee also will be paying agent and conversion agent. The notes and the shares of common stock issuable upon conversion of the notes are covered by a registration rights agreement. You may request a copy of the notes, the indenture and the registration rights agreement from the trustee.

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. The terms of the notes include those provided in the indenture, those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended, and those provided in the registration rights agreement. You should read the notes, the indenture, and the registration rights agreement, because they, and not this description, define your rights as a holder of the notes.

As used in this “Description of Notes” section, references to “CuraGen,” “we,” “our” or “us” refer solely to CuraGen Corporation and not to any of our current or future subsidiaries, unless the context otherwise requires.

Brief Description of the Notes

The notes offered hereby:

•	are limited to $110.0 million in aggregate principal amount;

•	were sold at an issue price of 100% of the principal amount of the notes, which is $1,000 per note;

•	will pay cash interest at an annual rate of 4.0% of the principal amount, payable semi-annually, in arrears, on February 15th and August 15th of each year, commencing on August 15, 2004;

•	will accrue additional amounts if we fail to comply with certain obligations as set forth below under “— Registration Rights”;

•	are our general unsecured obligations, ranking equally with all of our other existing and future unsecured subordinated indebtedness, and will be effectively subordinated to any of our existing and future senior indebtedness and to the claims of all creditors of our subsidiaries;

•	may be converted by the holder, at their option, into shares of our common stock at any time prior to maturity, unless previously redeemed or repurchased, initially at a conversion rate of 103.2429 shares of our common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $9.69 per share, at any time prior 5:00 p.m. on February 15, 2011;

•	will be redeemable at our option in whole or in part (1) during the period commencing on February 18, 2009 to, and including, February 14, 2010, at a redemption price equal to 101.143% of the principal amount of the notes plus accrued and unpaid interest (including additional amounts), if any, to, but not including, the redemption date and (2) beginning on February 15, 2010, at a redemption price equal to 100.571% of the principal amount of the notes plus accrued and unpaid interest (including additional amounts), if any, to, but not including, the redemption date;

•	will be subject at a holder’s option to repurchase by us upon a fundamental change of CuraGen, as described under “—Purchase of Notes at a Holder’s Option Upon a Fundamental Change;”

•	are eligible for trading on the PORTAL Market; and

•	will be due on February 15, 2011, payable in cash in an amount equal to $1,000 per note, plus accrued and unpaid interest (including additional amounts), if any, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing other securities. In addition, our subsidiaries are not restricted under the indenture from incurring additional indebtedness. The indenture also does not protect a holder of notes in the event of a highly leveraged transaction or a fundamental change, as defined below, of CuraGen, except to the extent described under “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change” below.

The notes will be initially issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC, or its nominee, and any such interests may not be exchanged for certificated securities except in limited circumstances.

No sinking fund is provided for the notes.

A holder of notes may not sell or otherwise transfer the notes or the shares of common stock issuable upon conversion of the notes except in compliance with the provisions set forth below under “— Transfer Restrictions” and “— Registration Rights.”

Interest

The notes will bear interest at an annual rate of 4.0% of the principal amount of the notes from February 17, 2004. We will pay interest semi-annually in arrears in cash on February 15th and August 15th of each year, beginning August 15, 2004, to the holders of record at 5:00 p.m., New York City time, on the preceding February 1st and August 1st, respectively.

There are two exceptions to the preceding sentence:

•	Except as described below, we will not make any payment in cash or other adjustment for accrued and unpaid interest on any notes when they are converted. If a holder of notes converts after the record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that such holder surrenders notes for conversion, the holder must pay to us an amount equal to the interest (including additional amounts), if any, that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply to notes that are converted after being called by us for redemption. Accordingly, if we elect to redeem notes and a holder of notes chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date, the holder will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date; and

•	We will pay interest to a person other than the holder of record on the record date, on the maturity date or, in connection with a redemption or purchase upon a fundamental change on the redemption date or fundamental change purchase date, as the case may be, if such date is after a record date but on or before the corresponding interest payment date. In either case, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount.

At maturity, interest on the certificated notes will be payable at the principal corporate trust office of the trustee presently located at 101 Barclay Street, Floor 8W, New York, New York 10286; Attention: Corporate Trust Administration.

We also will pay additional amounts of interest on the notes under certain circumstances described below under “— Registration Rights.”

Each payment of interest due on the notes will include interest accrued through the date before the applicable interest payment date. Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest otherwise payable will cease to accrue on a note upon its repayment at maturity, conversion, redemption or purchase by us (including upon a fundamental change).

Except as provided below, we will pay interest on:

•	global notes to DTC in immediately available funds;

•	any certificated notes having an aggregate principal amount of $5.0 million or less by check mailed to the holders of those notes; and

•	any certificated notes having an aggregate principal amount of more than $5.0 million by wire transfer in immediately available funds if requested in writing by the holders of those notes, otherwise by check mailed to the holders of these notes.

We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next business day will be treated as though it were paid on the original due date and no interest will be payable on the payment date for the additional period of time.

Ranking

The notes will be our general unsecured obligations, ranking equally in right of payment to our existing notes and to any of our future subordinated indebtedness. The notes are subordinated as provided in the indenture to any of our existing and future senior indebtedness and are effectively subordinated to the claims of all creditors of our subsidiaries.

Conversion Rights

General

A holder may, at their option, convert any of their notes into shares of our common stock, initially at a conversion rate of 103.2429 shares of common stock per $1,000 principal amount of the notes. This is equivalent to an initial conversion price of approximately $9.69. The conversion rate, and thus the conversion price, is subject to adjustment as described below. A holder may convert notes only in denominations of $1,000 principal amount and integral multiples thereof.

A holder may surrender notes for conversion prior to the stated maturity at any time prior to 5:00 p.m. New York City time on February 15, 2011.

A “trading day” means a day during which trading in securities generally occurs on the Nasdaq National Market or, if our common stock is not quoted on the Nasdaq National Market, on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, and not reported on the Nasdaq National Market, on the principal other market on which our common stock is then traded (provided that no day on which trading of our common stock is suspended on such exchange or other trading market will count as a trading day).

We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the closing sale price of our common stock on the trading day immediately prior to the conversion date.

Except as described below, we will not make any payment in cash or common stock or other adjustment for accrued and unpaid interest (including additional amounts) on any notes when they are converted. If a holder of notes converts after the record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that such holder surrenders notes for conversion, the holder must pay us an amount equal to the interest (including additional amounts), if any, that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply to notes that are converted after being called by us for redemption. Accordingly, if we elect to redeem notes and a holder of notes chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date, the holder will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date.

Our delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and to satisfy our obligation to pay accrued and unpaid cash interest (including any additional amounts) through the conversion date. As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued interest (including additional amounts), if any, will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an event of default under the notes.

Except as described under “— Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the notes.

If you convert notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

Procedures

To convert interests in a global note, a holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program.

To convert a certificated note, a holder must:

•	complete and manually sign the conversion notice on the back of the note (or a facsimile thereof);

•	deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent; and

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents.

To convert a certificated note or interests in a global note, a holder must:

•	pay all funds required, if any, relating to interest on the note to be converted to which it is not entitled; and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

Upon settlement, a certificate for the number of full shares of common stock into which the notes are converted (and cash in lieu of fractional shares) will be delivered to such holder, assuming all of the other requirements have been satisfied by such holder.

Upon the occurrence of a fundamental change, if a holder has submitted any or all of their notes for repurchase, a holder’s conversion rights on the notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, unless we default in the payment of the repurchase price. If a holder has submitted any note for repurchase, such note may be converted only if a holder submits a notice of withdrawal, and if the note is a global note, complies with appropriate DTC procedures.

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, a holder will receive, in addition to the common stock, the rights under the rights plan, unless the rights have separated from the common stock at the time of applicable conversion, in which case there will be a conversion rate adjustment as described below.

Conversion Rate Adjustments

We will adjust the conversion rate if any of the following events occur:

•	we issue shares of common stock as a dividend or distribution to all or substantially all holders of our common stock;

•	we subdivide, combine or reclassify our common stock;

•	we issue to all or substantially all holders of our common stock certain rights or warrants to purchase our common stock, or securities convertible into or exchangeable or exercisable for our common stock, for a period expiring within 60 days, at less than the closing sale price of our common stock on the business day immediately preceding the date of the announcement of such issuance, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

•	we distribute to all or substantially all holders of our common stock shares of our capital stock or evidences of our indebtedness or assets, including securities, but excluding:

•	dividends or distributions listed in the first bullet point above;

•	rights or warrants listed in the third bullet point above;

•	dividends and distributions in connection with reclassification, change, consolidation, merger, combination, sale or convergence resulting in a change in the conversion consideration pursuant to the next succeeding paragraph; and

•	cash distributions listed in the sixth bullet point in this section below;

•	we distribute to all or substantially all holders of our common stock shares of capital stock of one of our subsidiaries, with such adjustment, if any, based on the market value of the subsidiary capital stock so distributed relative to the market value of our common stock, in each case over a measurement period (as set forth in the indenture) following the distribution;

•	we distribute cash to all or substantially all holders of our common stock, including quarterly cash dividends; or

•	we or one of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer for our common stock (other than as part of a stock option exchange offer) to the extent that the per share consideration paid in such offer exceeds the average of the daily closing sale prices of our common stock for the ten trading days prior to the expiration of such offer.

In the event of any:

•	reclassification or change of our common stock;

•	consolidation, merger or binding share exchange involving us; or

•	sale or conveyance to another person or entity of all or substantially all of our property or assets in which holders of our common stock would be entitled to receive stock, other securities, cash or other property or assets for their common stock, upon conversion of a noteholder’s notes, such noteholder will be entitled to receive the same type of consideration which such noteholder would have been entitled to receive if such noteholder had converted the notes into our common stock immediately prior to any of these events.

Notwithstanding the foregoing, adjustments to the conversion rate resulting from any quarterly cash dividends may not cause the conversion rate (as adjusted for any other adjustment) to exceed the quotient obtained by dividing the principal amount of a note by the last reported sale price of our common stock on the cover page of this offering memorandum.

To the extent we have a rights plan in effect upon conversion of the notes into common stock, if the rights have separated from the common stock prior to the time of conversion, the conversion rate will be adjusted at the time of separation as if we made a distribution referred to in the fourth bullet point above.

A holder of notes may, in some circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See “Certain U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Constructive Dividends.”

To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors determines that this increase would be in our best interests, subject to compliance with Nasdaq Marketplace Rule 4350(i). Any such determination by our board will be conclusive. We would give holders at least 15 days’ notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any distribution of common stock or similar event, subject to compliance with Nasdaq Marketplace Rule 4350(i).

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least one percent in the conversion rate. However, we will carry forward any adjustments that are less than one percent of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible, exchangeable or exercisable securities or rights to purchase our common stock or convertible, exchangeable or exercisable securities.

If a holder converts some or all of its notes into common stock during the occurrence of a registration default under the registration rights agreement, the holder will not be entitled to receive additional amounts on such common stock, but will receive 103% of the number of shares of our common stock that the holder would otherwise receive upon conversion in the absence of such registration default. See “— Registration Rights” below.

Optional Redemption

We may redeem for cash all or a portion of the notes at any time:

•	during the period commencing on February 18, 2009 to and including February 14, 2010, at a redemption price equal to 101.143% of the principal amount of the notes plus accrued and unpaid interest (including additional amounts), if any, to, but not including, the redemption date;

•	beginning on February 15, 2010, at a redemption price equal to 100.571% of the principal amount of the notes plus accrued and unpaid interest (including additional amounts), if any, to, but not including, the redemption date.

We will provide not less than 20 calendar days, nor more than 60 calendar days, notice mailed to each holder of the notes to be redeemed. When the redemption notice is given and funds deposited as required, interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption. If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of a holder’s notes for partial redemption and such holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.

Subordination

The indebtedness evidenced by the notes is subordinated to the extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness (as defined below), of all of our existing and future senior indebtedness. Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium if any, interest and all other obligations in respect of the notes, including by way of redemption, acquisition or other purchase thereof, is to be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness then outstanding.

In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all obligations in respect to such senior indebtedness before the holders of notes are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

We also may not make any payment upon or redemption of or purchase or otherwise acquire the notes if:

•	a default in the payment of principal of, premium, if any, interest or other obligations in respect of designated senior indebtedness (as defined below) occurs and is continuing beyond any applicable grace period; or

•	any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness as to which such default relates to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a payment blockage notice, from us or any other person permitted to give this notice under the indenture.

We may and shall resume making payments on the notes:

•	in the case of a payment default, when the default is cured or waived or ceases to exist; and

•	in the case of a nonpayment default, the earlier of when such nonpayment default is cured or waived or ceases to exist or 179 days after receipt of the payment blockage notice.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since the initial effectiveness of the prior payment blockage notice.

No default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrence of any event of default under the indenture.

If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

A portion of our operations are, or in the future may be, conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, may depend upon the earnings of our subsidiaries. In addition, we could be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

The notes are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations and preferred stock, if any, of our subsidiaries. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business consideration. There can be no assurance that we will receive adequate funds from our subsidiaries to pay interest due on the notes or to repay the notes when redeemed or upon maturity.

Our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Neither we nor our subsidiaries are limited in, or prohibited from, incurring senior indebtedness or any other indebtedness or liabilities under the indenture.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of note holders.

As of June 1, 2004, we had approximately $241.5 million of indebtedness outstanding, which consists primarily of our existing notes, which constitute subordinated indebtedness on a parity with the notes offered hereunder.

“Designated senior indebtedness” means any particular senior indebtedness in which the instrument creating or evidencing the senior indebtedness or the assumption or guarantee thereof (or any related documents or agreements to which we are a party) expressly provides that such indebtedness shall be “designated senior indebtedness” (provided that such instrument may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness).

“Indebtedness” means:

•	all of our indebtedness, obligations and other liabilities, contingent or otherwise:

•	for borrowed money, including obligations in respect of overdrafts and any loans or advances from banks, whether or not evidenced by notes or similar instruments; or

•	evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

•	all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances;

•	all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

•	all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

•	all of our obligations, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

•	all of our direct or indirect guaranties or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person or the kind described in the first through the fifth bullet points above;

•	any and all deferral, renewals, extensions, refinancings and refundings of or amendment, modifications or supplements to any indebtedness, obligation or liability of the kinds described in the first through the sixth bullet points above.

“Senior indebtedness” means the principal of, premium, if any, interest, including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued, due or to become due, on or in connection with indebtedness of us outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendment, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness, the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of the notes.

Notwithstanding the foregoing, senior indebtedness does not include: (i) indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes; and (ii) any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary. Senior indebtedness does not include any of our obligations with respect to our outstanding 6.00% Convertible Subordinated Debentures due 2007.

Sinking Fund

No sinking fund is provided for the notes.

Purchase of Notes at a Holder’s Option Upon a Fundamental Change

In the event of a fundamental change, a holder will have the right to require us to purchase for cash or, subject to the conditions described below, in shares of our common stock, all or any part of the notes after the occurrence of a fundamental change at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional amounts), if any, up to, but not including, the fundamental change purchase date. Notes submitted for purchase must be in the principal amount of $1,000 or an integral multiple thereof.

We may, at our option, in lieu of paying the fundamental change purchase price in cash, pay the fundamental change purchase price in common stock valued at 95% of the average of the closing sale prices of the common stock for the five trading days immediately preceding the second trading day prior to the fundamental change purchase date; provided that payment may not be made in common stock unless we satisfy certain conditions with respect to such payment prior to the purchase date as provided in the indenture governing the notes.

On or before the 20th calendar day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things, the procedures that holders must follow to require us to purchase the notes, the date of the fundamental change and whether we will pay the fundamental change purchase price in cash or common stock.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as we may use at that time, publish such information on our corporate website and notify the trustee.

To exercise the purchase right, a holder must deliver, on or before the 20th business day after the date of our notice of a fundamental change, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. The purchase notice must state:

•	the relevant purchase date;

•	if certificated notes have been issued, the certificate numbers of the notes;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, a holder’s notice of withdrawal must comply with appropriate DTC procedures.

We will be required to purchase the notes no later than 35 business days after the date of our notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law. A holder will receive payment of the fundamental change purchase price in cash or common stock, promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds cash or common stock sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest (including additional amounts), if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and any previously accrued and unpaid interest (including additional amounts), if any, upon delivery or transfer of the notes).

Our right to purchase notes with common stock is subject to various conditions, including:

•	our providing timely written notice, as described above, of our election to purchase the notes with our common stock;

•	our common stock then being listed on a national securities exchange or quoted on the Nasdaq National Market;

•	our registration of the common stock under the Securities Act and the Exchange Act, if required; and

•	our obtaining any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If those conditions are not satisfied with respect to a holder prior to the close of business on the fundamental change purchase date, we will pay the fundamental change purchase price entirely in cash.

A fundamental change will be deemed to have occurred if any of the following occurs:

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of our total outstanding voting stock;

•	during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election to such board or whose nomination for election by our stockholders, was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

•	we consolidate with or merge with or into any person or convey, transfer, sell, or otherwise dispose of or lease all or substantially all of our assets to any person, or any corporation consolidates with or merges into or with us, in any such event pursuant to a transaction in which our outstanding voting stock is changed into or exchanged for cash, securities or other property, other than (i) any such transaction where our outstanding voting stock is not changed or exchanged at all (except to the extent necessary to reflect a change in our jurisdiction of incorporation), or (ii) if our stockholders immediately before such transaction own, directly or indirectly, immediately following such transaction, more than 50% of the total outstanding voting stock of the surviving corporation; or

•	we are liquidated or dissolved or adopt a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “— Consolidation, Merger and Sale of Assets.”

However, notwithstanding the foregoing, a fundamental change will not be deemed to have occurred if either:

•	the closing sales price of our common stock for each of at least five trading days within:

•	the period of ten consecutive trading days immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change resulting solely from a fundamental change under the first bullet point above; or

•	the period of ten consecutive trading days immediately preceding the fundamental change, in the case of a fundamental change under the second, third and fourth bullet points above;

is at least equal to 105% of the quotient where the numerator is the principal amount and the denominator is the conversion rate in effect on each of those five trading days; or

•	in the case of a merger or consolidation described in the third bullet point above, at least 95% of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters’ approval rights, in the merger or consolidation constituting the fundamental change, consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

For purposes of this fundamental change definition, “voting stock” means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under the laws of the State of New York, which governs the indenture and the notes, or under the laws of the State of Delaware, our state of incorporation. Accordingly, a holder’s ability to require us to repurchase its notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

Pursuant to the indenture, we will:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

•	otherwise comply with all U.S. federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.

This fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our capital stock with the intent to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a result of negotiations between us and the initial purchaser.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited under the indenture from incurring additional debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes. See “Risk Factors — There are no restrictive covenants in the indenture relating to our ability to incur future indebtedness.”

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the notes tendered by holders and may be unable to satisfy the conditions for payment of the fundamental change purchase price in shares of our common stock. In addition, we may in the future incur debt that has similar fundamental change provisions that permit holders of this debt to accelerate or require us to purchase this debt upon the occurrence of events similar to a fundamental change. Our failure to repurchase the notes upon a fundamental change will result in an event of default under the indenture.

Consolidation, Merger and Sales of Assets

The indenture provides that we may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person unless, among other things:

•	the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia (even if a subsidiary to a foreign entity);

•	if we are not the surviving entity, such person assumes all of our obligations under the notes and the indenture under a supplemental indenture in a form reasonably satisfactory to the trustee;

•	no event of default exists and its continuing immediately before and after giving effect to such transaction; and

•	if a supplemental indenture is to be executed in connection with such consolidation, merger or disposition, we have delivered to the trustee an officers’ certificate and an opinion of counsel with respect thereto as provided for in the indenture.

Upon any such consolidation, merger or disposition in accordance with the foregoing, the successor corporation formed by such consolidation or into which we are merged or to which such conveyance, sale, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if such successor had been named as us in the indenture, and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the indenture and the notes.

This covenant includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under the laws of the State of New York, which governs the indenture and the notes, or under the laws of the State of Delaware, our state of incorporation. Accordingly, the effectiveness of this covenant in the event of a conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

An assumption by any person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default

Each of the following constitutes an event of default under the indenture:

•	our failure to pay the principal amount of the notes when due and payable, whether at maturity or upon acceleration;

•	our failure to pay any accrued unpaid interest (including additional amounts) on the notes, if any, when due and payable, if such default continues for a period of 30 days;

•	our failure to convert notes into shares of common stock upon exercise of a holder’s conversion right in accordance with the terms of the indenture;

•	our failure to redeem notes after we have exercised our redemption option;

•	our failure to purchase all or any part of the notes in accordance with the provisions of “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change”;

•	our failure to provide notice in the event of a fundamental change;

•	our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 calendar days after written notice of such failure has been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	our default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us or any of our subsidiaries for money borrowed whether such indebtedness now exists, or is created after the date of the indenture, which default:

•	involves the failure to pay the principal of or any premium or interest on indebtedness in an amount in excess of $7.5 million when such indebtedness becomes due and payable at the stated maturity thereof, and such default continues after any applicable grace period, or

•	results in the acceleration of such indebtedness prior to its stated maturity, and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness so unpaid at its stated maturity or the stated maturity of which has been so accelerated, aggregates $10.0 million or more;

•	there is a failure by us or any of our subsidiaries to pay final judgments not covered by insurance aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 calendar days; and

•	certain events of bankruptcy, insolvency, liquidation or similar reorganization with respect to us or any of our significant subsidiaries.

Pursuant to the indenture, the trustee shall, within 90 calendar days of the occurrence of a default known to the trustee (or within 15 calendar days after it is known to the trustee, if later), give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default under the first, second, fourth or fifth bullets above.

If certain events of default specified in the last bullet point above shall occur with respect to us and be continuing, then automatically the principal amount of the notes plus accrued and unpaid interest (including additional amounts), if any, through such date shall become immediately due and payable. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under “— Modification and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at the principal amount of the notes plus accrued and unpaid interest (including additional amounts), if any, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration accelerating the notes and the amounts due thereunder may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding, through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

The holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all the notes waive any past default under the indenture and rescind any acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture and as to any default in the performance of such obligations.

Modification and Waiver

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the notes) cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

•	change the maturity of any note or the payment date of any installment of interest or additional amounts, if any, payable on any notes;

•	reduce the principal amount, redemption price or purchase price of, or interest (including additional amounts), if any, on, any note;

•	change the currency of payment of principal, redemption price or purchase price of, or interest (including additional amounts), if any, on, any note;

•	impair or adversely affect the manner of calculation or rate of accrual of interest (including additional amounts), if any, on any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

•	modify our obligations to maintain a paying agent in New York City;

•	impair or adversely affect the conversion rights or purchase rights of any holders of notes;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture; or

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to waive past defaults.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the notes) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding.

Changes Requiring No Approval

The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, to, among other things:

•	add to our covenants for the benefit of the holders of notes;

•	surrender any right or power conferred upon us;

•	provide for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	provide for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer, sale, lease or other disposition;

•	increase the conversion rate, provided that the increase will not adversely affect the interests of the holders of notes;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture or make any other provision with respect to matters or questions arising under the indenture which we may deem necessary or desirable and which shall not be inconsistent with provisions of the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect;

•	evidence the succession of another person to us or any other obligor upon the notes, and the assumption by any such successor of the covenant of us or such other obligor under the indenture and in the notes, in each case in compliance with the provisions of the indenture;

•	evidence and provide the acceptance of the appointment of a successor trustee under the indenture; or

•	add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

Waiver

The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain provisions of the indenture relating to the notes, except for provisions (1) requiring us to pay principal or interest (including additional amounts), if any, on any note when due, (2) requiring us to convert any note into common stock as required by the indenture, or (3) the amendment of which would require the consent of the holder of each outstanding note affected by such amendment.

Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Registration Rights

When we issued the note, we entered into a registration rights agreement with the initial purchaser for the benefit of the holders of the notes.

Registration of the Notes; Registration of the Common Stock Issuable Upon Conversion of the Notes

Pursuant to the registration rights agreement, we agreed to, at our expense:

•	file with the SEC not later than the date 90 calendar days after the first date of original issuance of the notes a shelf registration statement on such form as we deem appropriate covering resales by the holders of all notes and holders of the common stock issuable upon conversion of notes who complete and deliver the selling securityholder election and questionnaire described below;

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC as promptly as is practicable, but in no event later than 210 calendar days after the first date of original issuance of the notes; and

•	use our reasonable best efforts to keep the shelf registration statement effective until the earliest of:

•	two years after the last date of original issuance of any of the notes;

•	the date on which the holders of the notes and common stock issuable upon conversion of the notes that are not affiliates of CuraGen are able to sell all such securities immediately without restriction in accordance with the provisions of Rule 144(k) under the Securities Act;

•	the date when all of the notes and common stock issuable upon conversion of the notes of those holders that complete and deliver the selling securityholder election and questionnaire described below are registered under the shelf registration statement and disposed of in accordance with such shelf registration statement; and

•	the date when all of the notes and common stock issuable upon conversion of the notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

Not less than 30 calendar days prior to the effectiveness of the initial shelf registration statement, we will mail a notice of registration statement and selling securityholder election and questionnaire, in substantially the form attached to this offering memorandum as Appendix A, to each holder of notes and each holder of common stock issued upon conversion of notes to obtain certain information regarding the holder for inclusion in the prospectus. We will name in the initial shelf registration statement, as a selling securityholder, each holder of notes and each holder of common stock issued upon conversion of notes that has returned to us a completed and signed election and questionnaire within 20 calendar days of receipt thereof.

After effectiveness of the initial shelf registration statement, upon our receipt of a completed and signed election and questionnaire from a holder of notes or holder of common stock issued upon conversion of notes, we will prepare and file (a) a prospectus supplement as soon as practicable or (b) if required, a post-effective amendment to the shelf registration statement or an additional shelf registration statement as soon as reasonably practicable after the end of each fiscal quarter. Accordingly, each holder of notes and each holder of common stock issued upon conversion of notes that submits a completed and signed election and questionnaire after the initial deadline may be named as a selling securityholder in the registration statement and may deliver a prospectus in connection with the resale of such holder’s note(s) or common stock, as the case may be.

We cannot assure the holders of the notes and holders of common stock issued upon conversion of notes that we will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit the holders’ ability to sell such notes and shares of common stock issued upon conversion of notes or adversely affect the price at which such securities can be sold.

We will:

•	provide to each holder of notes and each holder of common stock issued upon conversion of notes named in our shelf registration statement, copies of the prospectus that is a part of such shelf registration statement;

•	notify each such holder when a shelf registration statement has become effective; and

•	take certain other actions as are required to permit unrestricted resales of the notes and common stock issuable upon conversion of notes.

Each holder who sells securities pursuant to the shelf registration statement generally will be:

•	required to be named as a selling securityholder in the related prospectus;

•	required to deliver a prospectus to the purchaser;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations).

We may suspend use of the prospectus for a period not to exceed 45 calendar days (subject, in certain circumstances to an extension to 60 days) in any 90 calendar day period, and not to exceed an aggregate of 120 calendar days in any 360 calendar day period, if:

•	the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•	we determine in good faith that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 calendar days to 60 calendar days. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes or holders of common stock issued upon conversion of notes of the existence of such a suspension.

Upon the resale of notes or the common stock issued upon conversion of notes, each selling securityholder will be required to deliver a notice of such sale, in substantially the form attached as Exhibit 1 to Annex A, to the trustee and us. The notice will, among other things:

•	identify the sale as a transfer pursuant to the shelf registration statement;

•	certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with; and

•	certify that the selling securityholder and the aggregate principal amount of the notes or the number of shares of common stock, as the case may be, owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

If:

•	the shelf registration statement is not filed with the SEC on or prior to 90 calendar days after the first date of original issuance of the notes;

•	the shelf registration statement has not been declared effective by the SEC on or prior to 210 calendar days after the first date of original issuance of the notes;

•	the shelf registration statement is filed and declared effective but thereafter ceases to be effective or usable in connection with resales of notes or the common stock issued upon conversion of notes and we do not cause the shelf registration statement to become effective or usable within five business days by filing a post effective amendment, prospectus supplement or report pursuant to the Exchange Act;

•	if applicable, we do not terminate the suspension period by the 45th or 60th calendar day, as the case may be, or suspension periods collectively exceed an aggregate of 120 calendar days in any 360 calendar day period; or

•	subsequent to the effectiveness of the initial registration statement, we shall fail to comply with our obligation to name in the prospectus, as a selling securityholder, a holder of notes or holder of common stock issued upon conversion of notes, as the case may be, who has returned a completed and signed election and questionnaire;

each such event described in the bullet points above being referred to as a “registration default,” then additional interest will accrue on the notes from and including the calendar day following the registration default to but excluding the earlier of (1) the calendar day on which all registration defaults have been cured and (2) the date the shelf registration statement is no longer required to be kept effective. Additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which such additional interest begins to accrue, and will accrue on the notes at a rate per year equal to 0.25% for the first 90 calendar day period and to 0.50% thereafter of the principal amount of such notes.

While holders of notes have the right to specifically enforce our registration obligations, we will have no other liability for monetary damages with respect to any of our registration obligations.

If a holder of notes converts some or all of its notes into common stock during a period of registration default, the holder will not be entitled to receive additional interest on such common stock, but will receive 103% of the number of shares of our common stock that the holder would have otherwise received upon conversion in the absence of such registration default (except to the extent we elect to deliver cash upon conversion). We will have no other liability for monetary damages with respect to any of their registration obligations.

If a shelf registration statement covering the resales of the notes and the common stock issuable upon conversion of notes is not effective, such notes and common stock may not be sold or otherwise transferred except in accordance with the provisions set forth under “Transfer Restrictions.”

Form, Denomination and Registration

Denomination and Registration

The notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

Global Notes

Notes will be evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global notes directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered holders of the global notes.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

We will wire, through the facilities of the trustee, payments of principal and accrued interest (including additional amounts), if any, on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of the Company, the trustee or any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC’s current practice, upon receipt of any payment of principal and accrued interest (including additional amounts), if any, on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If a holder would like to convert its notes pursuant to the terms of the notes, the holder should contact its broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge its interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

DTC has advised us that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchaser of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If (a) DTC is at any time unwilling or unable to continue as depositary or if at any time ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by us within 90 days or (b) an event of default under the indenture occurs and is continuing and the registrar has received a request from DTC that the notes be issued in definitive registered form, we will cause notes to be issued in definitive registered form in exchange for the global notes. None of CuraGen, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of beneficial ownership interests in global notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Transfer and Exchange

A holder may transfer or exchange the notes in accordance with the indenture. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith. We are not required to transfer or exchange any note in respect of which a fundamental change purchase notice has been given and not withdrawn by the holder thereof.

Restrictions on Transfer; Legends

The notes and the shares of common stock which are issued upon conversion of the notes will be subject to certain restrictions on transfer set forth on the notes and in the indenture and on the share certificates, and certificates evidencing the notes and shares of common stock will bear the legend regarding such transfer restrictions set forth under “Transfer Restrictions.”

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or the conversion agent, as the case may be, after the notes have become due and payable, whether at maturity, any redemption date, any purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee, Transfer Agent and Registrar

The Bank of New York. as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. The trustee or its affiliates may, from time to time in the future, provide banking and other services to us in exchange for a fee.

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Calculations in Respect of Notes

Except as otherwise provided herein, we or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market price of our common stock. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Repurchase and Cancellation of Notes

We may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at expense of the holder upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws.

Our authorized capital stock consists of 250,000,000 shares of common stock, par value of $.01 per share, 3,000,000 shares of non-voting common stock, par value of $.01 per share, and 5,000,000 shares of preferred stock, par value of $.01 per share. As of June 1, 2004, there were 50,017,086 shares of common stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of our common stock are entitled to receive ratably such dividends as are declared by the board of directors out of funds legally available therefore except that (a) no cash dividends will be declared and paid on the common stock unless at the same time an equal cash dividend is declared and paid, per share, on the non-voting common stock, and (b) no dividend of property (including our capital stock) will be declared and paid on the common stock unless a dividend of an equal amount of the same property has also been declared and paid, per share, on the non-voting common stock. See “Dividend Policy”. In the event we liquidate, dissolve or wind up the affairs of our business, holders of common stock and non-voting common stock have the right (together as one class) to a ratable portion of assets remaining after the payment of all debts and other liabilities. Holders of our common stock have neither preemptive rights nor rights to convert their common stock into any other securities and are not subject to future calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares issuable upon conversion of the notes will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of our shares of preferred stock that we may designate and issue in the future.

Non-Voting Common Stock

Except as provided under the Delaware General Corporate Law, the holders of our non-voting common stock are not entitled to vote on any matters submitted to a vote of stockholders. The holders of our non-voting common stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefore, except that (a) no cash dividends will be declared and paid on our non-voting common stock unless at the same time an equal cash dividend is declared and paid, per share, on our common stock, and (b) no dividend of property (including capital stock) will be declared and paid on our non-voting common stock unless a dividend of an equal amount of the same property has also been declared and paid, per share, on our common stock. See “Dividend Policy”. In the event we liquidate, dissolve or wind up the affairs of our business, holders of our non-voting common stock and common stock have the right (together as one class) to a ratable portion of assets remaining after the payment of all debts and other liabilities. Holders of our non-voting common stock have the right, at any time, to convert each share of non-voting common stock into shares of common stock at the rate of one share of common stock for each share of non-voting common stock. In addition, upon the transfer of beneficial ownership of any shares of non-voting common stock, those shares will be automatically converted into shares of common stock at the rate of one share of common stock for each share of non-voting common stock. Holders of our non-voting common stock do not have preemptive rights and are not subject to future calls or assessments. There are no redemption or sinking fund provisions applicable to our non-voting common stock. The rights, preferences and privileges of the holders of our non-voting common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that we may designate and issue in the future.

Warrants

As of June 1, 2004, there were outstanding warrants to purchase 937,500 shares of our common stock held by six investors. These warrants expire on June 6, 2005 and have an exercise price of $32.375 per share. The number of shares for which the warrants are exercisable is subject to adjustment for stock splits, combinations or dividends and reclassifications, exchanges or substitutions.

Rights Plan

We have a stockholder rights plan (the “Stockholder Rights Agreement”). Under that plan, each outstanding share of our common stock carries with it a right, currently unexercisable, that if triggered, permits the holder to purchase a large amount of our or any successor entity’s securities at a discount and/or trade those purchase rights separately from the common stock. The rights are triggered when a person acquires, or makes a tender or exchange offer to acquire, 20% of the voting power of our common stock. The plan, however, prohibits the 20%-acquiror, or its affiliates, from exercising its purchase rights under the plan. As a result, the acquirer’s interest in CuraGen would be substantially diluted.

We describe the rights more completely in the rights agreement itself, which is contained in Exhibit 4.4 to our Annual Report on Form 10-K filed on April 1, 2002. This summary of the provisions of the rights agreement is qualified in its entirety by reference to that agreement.

Registration Rights

We have an obligation to maintain a resale registration statement on behalf of the holders of warrants to purchase 937,500 shares of our common stock. We filed the registration statement in 2001 and it remains effective.

Anti-Takeover Effects of Provisions of Our Charter and Bylaws

Our certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors.

The stockholders may amend or repeal our bylaws or adopt new bylaws, only by the affirmative vote of 70% of the outstanding voting securities. A special meeting of the stockholders may be called by the affirmative vote of a majority of our board of directors. These provisions may have the effect of delaying, deferring or preventing a change in control.

The classification of our board of directors and lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of the our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following are certain U.S. federal income tax consequences of ownership and disposition of the notes and of the common stock into which the notes may be converted under certain circumstances. This discussion applies only to notes:

•	purchased by initial holders who purchase notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge, straddle or conversion transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Offering Memorandum may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations. This summary does not discuss the possible consequences of non-income taxes (such as estate tax) or of any state, local, foreign, or other income tax laws.

U.S. Federal Income Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that is subject to the primary supervision of a court within the United States and all substantial decisions of which are controlled by one or more United States persons, as defined in Section 7701(a)(30) of the Code, or any other trust that has properly elected under applicable Treasury Regulations to be treated as a United States person.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Payments of Interest

We expect that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder’s method of accounting for federal income tax purposes.

lf, however, the “stated redemption price at maturity” of the notes (generally, the sum of all payments required under the note other than payments of stated interest) exceeds their issue price by more than a de minimis amount, a U.S. Holder will be required to include such excess in gross income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest, prior to the receipt of cash payments attributable to this income.

We may be required to pay additional interest in the event of a registration default. See “Description of Notes — Registration Rights.” Although the matter is not free from doubt, we intend to take the position that the payment of additional amounts is a “remote” or “incidental” contingency and that these additional amounts should be taxable as ordinary interest income at the time they are received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. It is possible, however, that the Internal Revenue Service (the “IRS”) may take a different position, in which case a U.S. Holder might recognize income at different times and in different amounts than would otherwise be the case.

Sale, Exchange, Redemption or Retirement of the Notes

Upon the sale, exchange, redemption or retirement of a note (other than a conversion into common stock), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and the Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued and unpaid interest. Amounts attributable to accrued and unpaid interest are treated as interest. Gain or loss realized on the sale, exchange, redemption or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or retirement the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Conversion Into Common Stock

A U.S. Holder’s conversion of a note into common stock will not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis attributable to the fractional share, as described in the next paragraph), and the fair market value of common stock received with respect to accrued and unpaid interest will be taxed as a payment of interest.

A U.S. Holder’s tax basis in common stock received upon a conversion of a note will be the same as the U.S. Holder’s basis in the note at the time of conversion, reduced by any basis allocated to a fractional share and increased, for a cash method U.S. Holder, by the amount of income recognized with respect to accrued interest. The U.S. Holder’s holding period for the common stock received will include the Holder’s holding period for the note converted, except that the holding period of any common stock received with respect to accrued and unpaid interest will commence on the day after the date of conversion.

Constructive Dividends

The conversion price of the notes is subject to adjustment under certain circumstances. Under Section 305 of the Code, adjustments to the conversion price that increase a U.S. Holder’s proportionate share of our assets or earnings may in certain circumstances result in a constructive dividend that would be taxable to such U.S. Holder to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Generally, an increase in the conversion ratio pursuant to a bona-fide reasonable formula that has the effect of preventing the dilution of the interest of U.S. Holders in the notes will not be considered to result in a constructive dividend. Certain adjustments provided in the notes, however, will not qualify as being pursuant to a reasonable formula (including, without limitation, adjustments to the conversion price of the notes in connection with dividends to our stockholders). If such adjustments are made, a U.S. holder will, to the extent of our current and accumulated earnings and profits, be deemed to have received a constructive dividend even though such U.S. Holder has not received any cash or property as a result of the adjustment. In addition, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to a constructive dividend to U.S. Holders of common stock.

Dividends on Common Stock

Generally, a distribution by us with respect to our common stock will be treated as a taxable dividend to the extent of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the excess will constitute a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the common stock, and thereafter as gain from the sale or exchange of such common stock. Certain U.S. Holders (including individuals) may qualify for preferential rates of U.S. federal income taxation in respect of dividend income. U.S. Holders that are corporations may be eligible for a dividend-received deduction in respect of a dividend distribution by us.

Sale or Other Taxable Dispositions of Common Stock

Upon the sale or other taxable disposition of our common stock, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange, and (ii) such U.S. Holder’s adjusted tax basis in the common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period is more than one year at the time of sale or disposition. Certain U.S. Holders (including individuals) can qualify for preferential rates of U.S. federal income taxation in respect of long-term capital gains.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and to comply with certain certification procedures or otherwise to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include an individual who is present in the United States for 183 days or more during a calendar year but is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the notes or common stock.

Payments on the Notes

Subject to the discussion below concerning backup withholding, payments of principal and interest (including original issue discount, if any) on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of CuraGen entitled to vote and is not a controlled foreign corporation, as defined in the Code, related, directly or indirectly, to CuraGen through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Certification Requirement

Interest with respect to a note will not be exempt from withholding tax unless the beneficial owner of the note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. 1-lolders” above), except that the holder will be required to provide a properly executed 1RS Form W-8ECI in order to claim an exemption from withholding tax. These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including, in the case of corporations, the possible imposition of a 30% (or lower applicable treaty rate) branch profits tax.

Payments of interest on the notes that do not meet the foregoing requirements generally will be subject to U.S. federal withholding tax at a rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met).

Sale, Exchange or Other Disposition of Notes or Shares of Common Stock

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on gain realized on a sale or other disposition of notes or common stock, unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States; or

•	CuraGen is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and either (1) the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs; or (2) the Non-U.S. Holder held more than five percent of CuraGen’s outstanding common stock at some point during the five-year period described above.

CuraGen does not believe that it is, and does not anticipate becoming, a U.S. real property holding corporation.

Conversion into Common Stock

A Non-U.S. Holder’s conversion of a note into common stock will not be a taxable event. However, to the extent that a Non-U.S. Holder receives cash in lieu of a fractional share upon conversion, any gain upon the receipt of cash would be subject to the rules described above regarding the sale or exchange of common stock.

Dividends

Dividends (including deemed dividends on the notes described above under “Tax Consequences to U.S. Holders — Constructive Dividends”) paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. Holder. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes and dividends on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and common stock and the Non-U.S. Holder may be subject to U.S. backup withholding tax on payments on the notes or on dividends or the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well, The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Nonconfidentiality

Effective from the date of commencement of discussions concerning the offering described herein, you and each of your employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction described herein and all materials of any kind, including opinions or other tax analyses, that have been provided to you relating to such tax treatment and tax structure. However, the foregoing does not constitute an authorization to disclose the identity of CuraGen or the initial purchaser or their respective affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information.

SELLING HOLDERS

The notes were originally issued by us and sold by Bear, Stearns & Co., Inc., as the initial purchaser, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers or other institutional accredited investors. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the notes and common stock into which the notes are convertible.

The selling holders have represented to us that they purchased the notes and the common stock issuable upon conversion of the notes for their own account for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or exemptions. We agreed with the selling holders to file this registration statement to register the resale of the notes and the common stock. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the notes and the common stock issuable upon their conversion no longer qualify as “registrable securities” under our registration rights agreement.

The following table shows information, as of June 21, 2004, with respect to the selling holders and the principal amounts of notes and common stock they beneficially own that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders.

The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act. None of the selling holders has had any material relationship with us or our affiliates within the past three years, except that Bear, Stearns & Co., Inc. acted as the initial purchaser in connection with the notes.

This table assumes that other holders of notes or any future transferee from any holder do not beneficially own any common stock other than common stock into which the notes are convertible. No selling holder named in the table below beneficially owns one percent or more of our common stock.

Names of Security Holder	Principal Amount of Notes Beneficially Owned and Offered (in $1,000 denominations)	Common Stock Owned Prior to Offering (1)	Common Stock Offered	Common Stock Owned After Completion of the Offering
Alpine Associates	$4,125	425,877	425,877	0
Alpine Partners, L.P.	525	54,203	54,203	0
Arbitex Master Fund L.P.	500	51,621	51,621	0
Barclays Global Investors Diversified Alpha Plus Funds	636	65,662	65,662	0
Bear Stearns & Co. Inc. (2)	2,200	590,132	227,134	362,998
BNP Paribas Equity Strategies, SNC	4,213	437,448	434,962	2,486
B.P. Amoco PLC Master Trust	389	40,161	40,161	0
Calamos Market Neutral Fund—Calamos Investment Trust	4,000	412,972	412,972	0
CIBC World Markets	2,800	289,080	289,080	0
CNM CA Master Account, L.P.	1,000	103,243	103,243	0
Context Convertible Arbitrage Fund, L.P.	2,000	206,486	206,486	0
Context Convertible Arbitrage Offshore, Ltd.	4,100	423,296	423,296	0
Convertible Securities Fund	10	1,032	1,032	0
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	4,301	444,048	444,048	0
DB Equity Opportunities Master Portfolio Ltd.	400	41,297	41,297	0
Deutsche Bank Securities	1,500	154,864	154,864	0
DKR Soundshore Strategic Holding Fund Ltd.	1,500	154,864	154,864	0
Fidelity Puritan Trust: Fidelity Balanced Fund (3)	1,000	103,243	103,243	0
Forest Fulcrum Fund LP	1,022	105,514	105,514	0
Forest Global Convertible Fund, Ltd., Class A-5	4,260	439,815	439,815	0
Forest Multi-Strategy Master Fund SPC	1,225	126,473	126,473	0
Goldman Sachs & Co.	1,000	150,231	103,243	46,988
HFR CA Global Opportunity Master Trust	384	39,645	39,645	0
HFR RVA Select Performance Master Trust	202	20,855	20,855	0
Highbridge International LLC	9,000	929,186	929,186	0
Hotel Union & Hotel Industry of Hawaii Pension Plan	104	10,737	10,737	0
Hourglass Master Fund, Ltd.	1,700	175,513	175,513	0
Institutional Benchmarks Master Fund Ltd.	444	45,840	45,840	0
Jefferies & Company Inc.	2	206	206	0
JMG Capital Partners, L.P.	587	60,604	60,604	0
JMG Triton Offshore Fund, Ltd.	6,337	654,250	654,250	0
JP Morgan Securities Inc.	12,500	1,353,205	1,290,536	62,669
KBC Financial Products (Cayman Islands) Ltd.	2,000	206,486	206,486	0
KBC Financial Products USA Inc.	7,650	797,641	789,808	7,833
LDG Limited	62	6,401	6,401	0
Lexington Vantage Fund	16	1,652	1,652	0
Lighthouse Multi-Strategy Master Fund LP	25	2,581	2,581	0
LLT Limited	365	37,684	37,684	0
Lyxor/Context Fund Ltd.	600	61,946	61,946	0
Lyxor/Convertible Arbitrage Fund Limited	715	73,819	73,819	0
Lyxor/Forest Fund Limited	976	100,765	100,765	0
Lyxor/Quest Fund Ltd.	125	12,905	12,905	0
National Bank of Canada	450	46,459	46,459	0
Nations Convertible Securities Fund	1,990	205,453	205,453	0
Nisswa Master Fund Ltd.	250	25,811	25,811	0
Quest Global Convertible Fund Ltd.	350	36,135	36,135	0
Pyramid Equity Strategies Fund	1,000	103,243	103,243	0
Relay 11 Holdings Co.	276	28,495	28,495	0
Ritchie Beech Trading, Ltd.	300	30,973	30,973	0
Royal Bank of Canada (Norshield)	675	69,689	69,689	0
S.A.C. Capital Associates, LLC	1,500	186,014	154,864	31,150
Singlehedge US Convertible Arbitrage Fund	1,199	123,788	123,788	0
Sphinx Convertible Arb Fund SPC	119	12,286	12,286	0
Sphinx Convertible Arbitrage SPC	298	30,766	30,766	0
Sphinx Fund	42	4,336	4,336	0
SSI Blended Market Neutral L.P.	203	20,958	20,958	0
SSI Hedged Convertible Market Neutral L.P.	229	23,643	23,643	0
Sturgeon Limited	572	59,055	59,055	0
The Animi Master Fund, Ltd.	3,500	361,350	361,350	0
TQA Master Fund Ltd.	620	64,011	64,011	0
TQA Master Plus Fund Ltd.	948	97,874	97,874	0
UBS AG London Prime Broker	1,800	185,837	185,837	0
UBS O’Connor LLC	1,500	154,864	154,864	0
Unidentified Security Holder	2,858	295,068	295,068	0
Univest Convertible Arbitrage Fund II Ltd. (Norshield)	175	18,068	18,068	0
Viacom Inc. Pension Plan Master Trust	10	1,032	1,032	0
Xavex Convertible Arbitrage 4 Fund	177	18,274	18,274	0
Xavex Convertible Arbitrage 7 Fund	180	18,584	18,584	0
Zazove Hedged Convertible Fund, L.P.	1,500	154,864	154,864	0
Zurich Institutional Benchmarks Master Fund Ltd.	779	80,426	80,426	0

(1)	Common stock owned prior to the offering consists of the shares of common stock issuable upon conversion of our 4% Convertible Subordinated Notes due 2011 except that: (a) Goldman Sachs & Co. beneficially owns 18,346 shares, JP Morgan Securities Inc. beneficially owns 62,669 shares and KBC Financial Products USA Inc. beneficially owns 7,833 shares of common stock issuable upon conversion of our 6% Convertible Subordinated Debentures due 2007; and (b) Bear Stearns & Co. Inc. beneficially owns 362,998 shares, BNP Paribas Equity Strategies, SNC beneficially owns 2,486 shares, Goldman Sachs & Co. beneficially owns 28,642 shares and S.A.C. Capital Associates, LLC beneficially owns 31,150 shares of common stock.
(2)	The selling holder served as the initial purchaser of the notes in our private offering of the notes pursuant to Rule 144A of the Securities Act.
(3)	The selling holder is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company (“FMR Co.”). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp., a Delaware corporation.

Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment. As a result, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and our common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The notes and common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

In connection with the sale of the notes and common stock, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or common stock in the course of hedging the positions they assume. The selling holders may also sell the notes or common stock short and deliver these securities to close out their short positions, or loan or pledge the notes or common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling holders from the sale of the notes or common stock offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our common stock is listed for trading on The Nasdaq National Market under the symbol “CRGN”. The notes are currently eligible for trading on the PORTAL System of the NASD.

In order to comply with the securities laws of some states, if applicable, the notes and common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Bear Stearns & Co. Inc., the intial purchaser of the notes, is a registered broker-dealer and an “underwriter” within the meaning of Section 2(11) of the Securities Act. The other selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, the specific notes or shares of our common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and our common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and our common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders of incident to the offering and sale of the notes and our common stock. We estimate that our total expenses of the offering of the notes and common stock will be approximately $158,937.

LEGAL MATTERS

The validity of the notes and our common stock issuable upon conversion of the notes has been passed upon by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mintz Levin owns an aggregate of 20,146 shares of our common stock. Attorneys of Mintz Levin own an aggregate of approximately 68,226 shares of our common stock. In addition, Mintz Levin owns an aggregate of 250,000 shares of Series B Preferred Stock, $.01 par value per share, and 22,000 shares of Series D Preferred Stock, $.01 par value per share, of our majority-owned subsidiary, 454 Life Sciences Corporation.

EXPERTS

Our financial statements incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from the SEC’s web site at www.sec.gov. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, provided, however, that we are not incorporating any information furnished under either Item 9 or Item 12 or any current report of Form 8-K. The documents we are incorporating by reference are:

•	Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 11, 2004, and our amended annual report on Form 10-K/A for the fiscal year ended December 31, 2003, filed on June 16, 2004;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed on May 6, 2004, and our amended quarterly report on Form 10-Q/A for the fiscal quarter ended March 31, 2004, filed on June 16, 2004;

•	Our Current Reports on Form 8-K filed with the SEC on April 21, 2004, May 20, 2004 and June 4, 2004;

•	Definitive Proxy Statement filed on April 24, 2003;

•	The description of our common stock contained on page 2 of our Registration Statement on Form 8-A (Commission File No. 000-23223) filed under the Exchange Act (filing date October 16, 1997), including any amendment or report filed for the purpose of updating such description; and

•	The description of the preferred stock purchase rights under our Stockholder Rights Agreement (which are currently transferred with our common stock) contained on pages 2-4 of our Registration Statement on Form 8-A (Commission File No. 000-23223) filed under the Exchange Act (filing date April 1, 2002), including any amendment or report filed for the purpose of updating such description.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Investor Relations

CuraGen Corporation

555 Long Wharf Drive, 11th Floor

New Haven, Connecticut 06511

Telephone: (203) 401-3330

The information contained on our website does not constitute a part of this prospectus.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the Company’s estimates (other than the SEC and Nasdaq registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling stockholders.

Item	Amount
SEC registration fee	$13,937
Legal fees and expenses	75,000
Accounting fees and expenses	30,000
Printing fees and expenses	30,000
Miscellaneous fees and expenses	10,000

Total	$158,937

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The amendment and restatement of the Company’s Certificate of Incorporation (the “Restated Certificate”) provides that the Company shall indemnify to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company or is or was serving as an officer or director of another entity at the request of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Restated Certificate provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If the Company does not pay a proper claim for indemnification in full within 60 days after a written claim for such indemnification is received by the Company, the Restated Bylaws authorize the claimant to bring an action against the Company and prescribe what constitutes a defense to such action.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, Article Tenth of the Restated Certificate eliminates the liability of a director or the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit. The Company has obtained primary and excess insurance policies insuring the directors and officers of the Company against certain liabilities that they may incur in their capacity as directors and officers. Under such policies, the insurers, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

ITEM 16.	EXHIBITS

(a)	Exhibits.

4.1 (1)	Purchase Agreement dated February 10, 2004 among the Registrant and Bear, Stearns & Co. Inc., as the initial purchaser, related to the Company’s 4.0% Convertible Subordinated Notes due 2011.

4.2 (2)	Indenture dated as of February 17, 2004 between the Registrant and The Bank of New York, as trustee, related to the Company’s 4.0% Convertible Subordinated Notes due 2011.

4.3 (3)	Registration Rights Agreement dated as of February 17, 2004 among the Registrant and Bear, Stearns & Co., Inc., as the initial purchaser, related to the Company’s 4.0% Convertible Subordinated Notes due 2011.

4.4	Form of Note for the Company’s 4.0% Convertible Subordinated Notes due 2011 (see in Exhibit 4.2)

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.

12.1**	Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of Deloitte & Touche LLP.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

25.1**	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture.

*	Filed herewith

**	Previously filed

(1)	Previously filed as Exhibit 10.30 with the Commission and incorporated herein by reference from the Form 10-K, File No. 000-23223, for the year ended December 31, 2003.

(2)	Previously filed as Exhibit 4.5 with the Commission and incorporated herein by reference from the Form 10-K, File No. 000-23223, for the year ended December 31, 2003.

(3)	Previously filed as Exhibit 10.31 with the Commission and incorporated herein by reference from the Form 10-K, File No. 000-23223, for the year ended December 31, 2003.

ITEM 17.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven and State of Connecticut on the 22nd day of June, 2004.

CURAGEN CORPORATION

By:	/s/ JONATHAN M. ROTHBERG
Jonathan M. Rothberg, Ph.D.
Chief Executive Officer, President and Chairman of the Board

POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JONATHAN M. ROTHBERG, PH.D. Jonathan M. Rothberg, Ph.D.	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	June 22, 2004

/s/ DAVID M. WURZER David M. Wurzer	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	June 22, 2004

/s/ * Ronald M. Cresswell, Ph.D.	Director	June 22, 2004

/s/ * Vincent T. DeVita, Jr., M.D.	Director	June 22, 2004

/s/ * David R. Ebsworth, Ph.D.	Director	June 22, 2004

/s/ * John H. Forsgren	Director	June 22, 2004

/s/ * Robert E. Patricelli, J.D.	Director	June 22, 2004

/s/ * Patrick J. Zenner	Director	June 22, 2004

*	By executing their names hereto, Jonathan M. Rothberg, Ph.D. and David M. Wurzer are signing this document on behalf of the persons indicated above by the powers of attorney duly executed by these persons and filed with the Securities and Exchange Commission.

By:	/s/ JONATHAN M. ROTHBERG, PH.D.
Jonathan M. Rothberg, Ph.D.
(Attorney-in-fact)

By:	/s/ DAVID M. WURZER
David M. Wurzer
(Attorney-in-fact)

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.

23.1*	Consent of Deloitte & Touche LLP.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

*	Filed herewith